Exhibit 99.1

Item 7.	Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with Evercore Inc.'s (formerly known as Evercore Partners Inc.) consolidated financial statements and the related notes included elsewhere in this Form 10-K.
Key Financial Measures
Revenue
Total revenues reflect revenues from our Investment Banking and Investment Management business segments that include fees for services, transaction-related client reimbursements plus other revenue. Net revenues reflect total revenues less interest expense.
Investment Banking. Our Investment Banking business earns fees from our clients for providing advice on mergers, acquisitions, divestitures, leveraged buyouts, restructurings and similar corporate finance matters, and from underwriting and private placement activities, as well as commissions from our sales and trading activities. The amount and timing of the fees paid vary by the type of engagement or services provided. In general, advisory fees are paid at the time we sign an engagement letter, during the course of the engagement or when an engagement is completed. The majority of our investment banking revenue consists of advisory fees that are dependent on the successful completion of a transaction. A transaction can fail to be completed for many reasons, including failure of parties to agree upon final terms with the counterparty, to secure necessary board or shareholder approvals, to secure necessary financing or to achieve necessary regulatory approvals. In the case of bankruptcy engagements, fees are subject to approval of the court. Underwriting fees are recognized when the offering has been deemed to be completed, placement fees are generally recognized at the time of the client's acceptance of capital or capital commitments. Commissions and Related Fees includes commissions, which are recorded on a trade-date basis or, in the case of payments under commission sharing arrangements, on the date earned. Commissions and Related Fees also include subscription fees for the sales of research. Cash received before the subscription period ends is initially recorded as deferred revenue and recognized as revenue over the remaining subscription period.
Revenue trends in our advisory business generally are correlated to the volume of M&A activity and/or restructuring activity, which tends to be counter-cyclical to M&A. However, deviations from this trend can occur in any given year or quarter for a number of reasons. For example, changes in our market share or the ability of our clients to close certain large transactions can cause our revenue results to diverge from the level of overall M&A or restructuring activity. Revenue trends in our equities business are correlated to market volumes, which generally decrease in periods of unfavorable market or economic conditions.
Investment Management. Our Investment Management business includes operations related to the management of the Institutional Asset Management, Wealth Management and Private Equity businesses. Revenue sources primarily include management fees, which include fees earned from portfolio companies, fiduciary and consulting fees, performance fees (including carried interest) and gains (or losses) on our investments.
Management fees for third party clients generally represent a percentage of AUM. Fiduciary and consulting fees, which are generally a function of the size and complexity of each engagement, are individually negotiated. Management fees from private equity operations are generally a percentage of committed capital or invested capital at rates agreed with the investment funds we manage or with the individual client. The Company records performance fees upon the earlier of the termination of the investment fund or when the likelihood of clawback is mathematically improbable. Portfolio company fees include monitoring, director and transaction fees associated with services provided to the portfolio companies of the private equity funds we hold interests in. Gains and losses include both realized and unrealized gains and losses on principal investments, including those arising from our equity interest in investment partnerships.
Transaction-Related Client Reimbursements. In both our Investment Banking and Investment Management segments, we make various transaction-related expenditures, such as travel and professional fees, on behalf of our clients. Pursuant to the engagement letters with our advisory clients or the contracts with the limited partners in the private equity funds we manage, these expenditures may be reimbursable. We define these expenses as transaction-related expenses and record such expenditures as incurred and record revenue when it is determined that clients have an obligation to reimburse us for such transaction-related expenses. Client expense reimbursements are recorded as revenue on the Consolidated Statements of Operations on the later of the date an engagement letter is executed or the date we pay or accrue the expense.
Other Revenue and Interest Expense. Other Revenue and Interest Expense is derived from investing customer funds in financing transactions. These transactions are principally repurchases and resales of Mexican government and government agency securities. Revenue and expenses associated with these transactions are recognized over the term of the repurchase or resale transaction.
Other Revenue also includes income earned on marketable securities, cash and cash equivalents and assets segregated for regulatory purposes, as well as adjustments to amounts due pursuant to our tax receivable agreements, subsequent to its initial establishment, related to changes in state and local tax rates and gains (losses) resulting from foreign currency fluctuations.
Interest Expense also includes interest expense associated with our Notes Payable, subordinated borrowings and the line of credit.
Operating Expenses
Employee Compensation and Benefits Expense. We include all payments for services rendered by our employees, as well as profits interests in our businesses that have been accounted for as compensation, in employee compensation and benefits expense.
We maintain compensation programs, including base salary, cash, deferred cash and equity bonus awards and benefits programs and manage compensation to estimates of competitive levels based on market conditions and performance. Our level of compensation reflects our plan to maintain competitive compensation levels to retain key personnel, and it reflects the impact of newly-hired senior professionals, including related grants of equity awards which are generally valued at their grant date.
Increasing the number of high-caliber, experienced senior level employees is critical to our growth efforts. In our advisory businesses, these hires generally do not begin to generate significant revenue in the year they are hired.
Our annual compensation program includes share-based compensation awards and deferred cash awards as a component of the annual bonus awards for certain employees. These awards are generally subject to annual vesting requirements over a four-year period beginning at the date of grant, which occurs in the first quarter of each year; accordingly, the expense is generally amortized over the stated vesting period, subject to retirement eligibility. With respect to annual awards, the Company's retirement eligibility criteria stipulates that if an employee has at least five years of continuous service, is at least 55 years of age and has a combined age and years of service of at least 65 years, the employee is eligible for retirement. Retirement eligibility allows for continued vesting of awards after employees depart from the Company, provided they give the minimum advance notice, which is generally one year.
Our Long-term Incentive Plan provides for incentive compensation awards to Advisory Senior Managing Directors, excluding executive officers, who exceed defined benchmark results over a four-year performance period beginning January 1, 2013. These awards will be paid, in cash or Class A Shares, at our discretion, in three equal installments in the first quarter of 2017, 2018 and 2019, subject to employment at the time of payment. These awards are subject to retirement eligibility requirements. We expect to implement a similar plan for the four-year performance period beginning January 1, 2017.
Non-Compensation Expenses. The balance of our operating expenses includes costs for occupancy and equipment rental, professional fees, travel and related expenses, communications and information technology services, depreciation and amortization, acquisition and transition costs and other operating expenses. We refer to all of these expenses as non-compensation expenses.
Other Expenses
Other Expenses include the following:

•
Amortization of LP Units/Interests and Certain Other Awards - Includes amortization costs associated with the vesting of Class E LP Units and Class G and H LP Interests issued in conjunction with the acquisition of ISI and certain other related awards.

•	Other Acquisition Related Compensation Charges - Includes compensation charges in 2015 and 2014 associated with deferred consideration, retention awards and related compensation for Lexicon employees.

•
Special Charges - Includes an expense in 2016 related to an impairment charge associated with our investment in Atalanta Sosnoff. Expenses in 2015 primarily related to an impairment charge associated with the impairment of goodwill in the Institutional Asset Management reporting unit and charges related to the restructuring of our investment in Atalanta Sosnoff, primarily related to the conversion of certain of Atalanta Sosnoff's profits interests held by management to equity interests. Special Charges for 2015 also include separation benefits and costs associated with the termination of certain contracts within our Evercore ISI business and the finalization of a matter associated with the wind-down of our U.S. Private Equity business. Special Charges in 2014 primarily related to separation benefits and certain exit costs related to combining the equities business upon the ISI acquisition during 2014 and a provision recorded in 2014 against contingent consideration due on the 2013 disposition of Evercore Pan-Asset Capital Management.

•	Professional Fees - Includes expense associated with share based awards resulting from increases in the share price, which is required upon change in employment status.

•
Acquisition and Transition Costs - Includes costs incurred in connection with acquisitions and other ongoing business development initiatives, primarily comprised of professional fees for legal and other services, as well as the reversal of a provision for certain settlements in 2016 previously established in the fourth quarter of 2015 and costs related to transitioning ISI's infrastructure in 2015.

•	Fair Value of Contingent Consideration - Includes expense associated with changes in the fair value of contingent consideration issued to the sellers of certain of our acquisitions.

•	Intangible Asset and Other Amortization - Includes amortization of intangible assets and other purchase accounting-related amortization associated with certain acquisitions.
Income from Equity Method Investments
Our share of the income (loss) from our equity interests in G5 ǀ Evercore, ABS and Atalanta Sosnoff (after its deconsolidation on December 31, 2015) are included within Income from Equity Method Investments, as a component of Income Before Income Taxes, on the Consolidated Statements of Operations.
Provision for Income Taxes
We account for income taxes in accordance with ASC 740, "Income Taxes" ("ASC 740"), which requires the recognition of tax benefits or expenses on temporary differences between the financial reporting and tax basis of our assets and liabilities. We adopted ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09") on January 1, 2017, which resulted in excess tax benefits and deficiencies from the delivery of Class A Shares under share-based payment arrangements being recognized prospectively in the Company's Provision for Income Taxes, rather than in Additional Paid-In-Capital under prior U.S. GAAP. See Note 2 to our consolidated financial statements for further information.
Noncontrolling Interest
We record noncontrolling interest relating to the ownership interests of our current and former Senior Managing Directors and other officers and their estate planning vehicles in Evercore LP, as well as the portions of our operating subsidiaries not owned by Evercore. As described in Note 15 to our consolidated financial statements herein, Evercore Inc. is the sole general partner of Evercore LP and has a majority economic interest in Evercore LP. As a result, Evercore Inc. consolidates Evercore LP and records a noncontrolling interest for the economic interest in Evercore LP held by the limited partners.
We generally allocate net income or loss to noncontrolling interests held at Evercore LP and at the operating entity level, where required, by multiplying the relative ownership interest of the noncontrolling interest holders for the period by the net income or loss of the entity to which the noncontrolling interest relates. In circumstances where the governing documents of the entity to which the noncontrolling interest relates require special allocations of profits or losses to the controlling and noncontrolling interest holders, then the net income or loss of these entities is allocated based on these special allocations.

Results of Operations
The following is a discussion of our results of operations for the years ended December 31, 2016, 2015 and 2014. For a more detailed discussion of the factors that affected the revenue and operating expenses of our Investment Banking and Investment Management business segments in these periods, see the discussion in "Business Segments" below.

	For the Years Ended December 31,			Change
	2016	2015	2014	2016 v. 2015	2015 v. 2014
	(dollars in thousands, except per share data)
Revenues
Investment Banking Revenue	$1,364,098	$1,133,860	$821,359	20%	38%
Investment Management Revenue	75,807	95,129	98,751	(20%)	(4%)
Other Revenue, Including Interest	16,885	11,259	11,292	50%	—%
Total Revenues	1,456,790	1,240,248	931,402	17%	33%
Interest Expense	16,738	16,975	15,544	(1%)	9%
Net Revenues	1,440,052	1,223,273	915,858	18%	34%
Expenses
Operating Expenses	1,077,706	946,532	719,474	14%	32%
Other Expenses	101,172	148,071	25,437	(32%)	482%
Total Expenses	1,178,878	1,094,603	744,911	8%	47%
Income Before Income from Equity Method Investments and Income Taxes	261,174	128,670	170,947	103%	(25%)
Income from Equity Method Investments	6,641	6,050	5,180	10%	17%
Income Before Income Taxes	267,815	134,720	176,127	99%	(24%)
Provision for Income Taxes	119,303	77,030	68,756	55%	12%
Net Income	148,512	57,690	107,371	157%	(46%)
Net Income Attributable to Noncontrolling Interest	40,984	14,827	20,497	176%	(28%)
Net Income Attributable to Evercore Inc.	$107,528	$42,863	$86,874	151%	(51%)
Diluted Net Income Per Share Attributable to Evercore Inc. Common Shareholders	$2.43	$0.98	$2.08	148%	(53%)
2016 versus 2015
Net Revenues were $1.440 billion in 2016, an increase of $216.8 million, or 18%, versus Net Revenues of $1.223 billion in 2015. Investment Banking Revenue increased 20% and Investment Management Revenue decreased 20% compared to 2015. On September 30, 2016, we transferred ownership of our Mexican Private Equity business and related entities to Glisco. The results of the Mexican Private Equity business were consolidated until September 30, 2016, which included Net Revenues of $10.4 million and Total Expenses of $2.5 million (Net Revenues of $8.8 million and Total Expenses of $3.9 million in 2015). On December 31, 2015, we deconsolidated the assets and liabilities of Atalanta Sosnoff and we accounted for our interest as an equity method investment from that date forward. In 2015, the results of Atalanta Sosnoff were consolidated, which included Net Revenues of $21.6 million and Total Expenses of $20.2 million. Other Revenue in 2016 was 50% higher than in 2015, which was partially attributable to a gain resulting from the transfer of ownership of the Mexican Private Equity business on September 30, 2016, as well as foreign currency gains resulting from currency fluctuations following the Brexit vote in June 2016.
Total Operating Expenses were $1.078 billion in 2016, as compared to $946.5 million in 2015, an increase of $131.2 million, or 14%. Employee Compensation and Benefits Expense, as a component of Operating Expenses, was $819.7 million in 2016, an increase of $116.7 million, or 17%, versus expense of $703.0 million in 2015. The increase was primarily due to increased compensation costs resulting from the expansion of our businesses, including costs from share-based and other deferred and incentive compensation arrangements, as well as increased annual incentive compensation related to the 18% increase in Net Revenues. Headcount increased 5% from 2015 to 2016. The increase in Employee Compensation and Benefits

Expense, as a component of Operating Expenses, was also due to increased costs related to awards issued in conjunction with the appointment of our Executive Chairman in November 2016. See Note 17 to our consolidated financial statements for further information. Non-compensation expenses as a component of Operating Expenses were $258.0 million in 2016, an increase of $14.5 million, or 6%, over non-compensation operating expenses of $243.5 million in 2015. Non-compensation operating expenses increased compared to 2015 primarily driven by increased headcount, increased new business costs associated with higher levels of global transaction activity and higher professional fees. Non-compensation operating expenses for 2016 included execution and clearing costs of $17.5 million, compared to $18.7 million for 2015.
Total Other Expenses of $101.2 million in 2016 included compensation costs associated with the vesting of LP Units and Interests and certain other awards of $80.8 million, primarily related to Evercore LP Units and Interests granted in conjunction with the acquisition of ISI, Special Charges of $8.1 million, related to an impairment charge associated with the impairment of our investment in Atalanta Sosnoff, Acquisition and Transition Costs of $0.1 million, changes to the fair value of contingent consideration of $1.1 million and intangible asset and other amortization of $11.0 million. Total Other Expenses of $148.1 million in 2015 included compensation costs associated with the vesting of LP Units and Interests and certain other awards of $83.7 million, primarily related to Evercore LP Units and Interests granted in conjunction with the acquisition of ISI, other acquisition related compensation costs of $1.5 million, Special Charges of $41.1 million, primarily related to an impairment charge associated with the impairment of goodwill in our Institutional Asset Management reporting unit, Acquisition and Transition Costs of $4.9 million, changes to the fair value of contingent consideration of $2.7 million and intangible asset and other amortization of $14.1 million.
Assuming the maximum thresholds for the Class G and H LP Interests were considered probable of achievement at December 31, 2016, an additional $35.0 million of expense would have been incurred for the year ended December 31, 2016 and the remaining expense to be accrued over the future vesting period extending from January 1, 2017 to February 15, 2020 would be $110.5 million. In that circumstance, the total number of Class G and H LP Interests that would vest and become exchangeable to Class E LP Units would be 4.9 million. Conversely, the life to date actual accrued expense related to unvested Class G and H LP Interests as of December 31, 2016 was $87.0 million, which would be reversed if the actual performance falls below, or is deemed probable of falling below, the minimum thresholds prior to vesting.
As a result of the factors noted above, Employee Compensation and Benefits Expense as a percentage of Net Revenues was 63% for the year ended December 31, 2016, compared to 64% for the year ended December 31, 2015.
Income from Equity Method Investments was $6.6 million in 2016, as compared to $6.1 million in 2015. The increase was primarily a result of the inclusion of Atalanta Sosnoff's earnings for the year ended December 31, 2016, partially offset by a decrease in earnings from ABS.
The provision for income taxes in 2016 was $119.3 million, which reflected an effective tax rate of 45%. The provision for income taxes in 2015 was $77.0 million, which reflected an effective tax rate of 57%. The provision for income taxes for 2016 and 2015 reflects the effect of certain nondeductible expenses, including expenses related to Class E LP Units and Class G and H LP Interests in 2016, as well as the noncontrolling interest associated with LP Units and other adjustments.
Net Income Attributable to Noncontrolling Interest was $41.0 million in 2016 compared to $14.8 million in 2015. The increase in Net Income Attributable to Noncontrolling Interest reflects higher income allocated to Evercore LP during the year ended December 31, 2016, as well as the impact of the impairment of goodwill in the Institutional Asset Management reporting unit during the year ended December 31, 2015.
2015 versus 2014
Net Revenues were $1.223 billion in 2015, an increase of $307.4 million, or 34%, versus Net Revenues of $915.9 million in 2014. Investment Banking Revenue increased 38% and Investment Management Revenue decreased 4% compared to 2014. Investment Banking Revenue includes the results of ISI following its acquisition on October 31, 2014. See the segment discussion below for further information. Other Revenue in 2015 was flat from 2014. Net Revenues include interest expense on our Notes Payable, subordinated borrowings and line of credit.
Total Operating Expenses were $946.5 million in 2015, as compared to $719.5 million in 2014, an increase of $227.0 million, or 32%. Employee Compensation and Benefits Expense, as a component of Operating Expenses, was $703.0 million in 2015, an increase of $164.8 million, or 31%, versus expense of $538.2 million in 2014. The increase was primarily due to the acquisition of ISI and other increased compensation costs resulting from the expansion of our businesses, and higher costs from share-based and other deferred compensation arrangements. Non-compensation expenses as a component of Operating

Expenses were $243.5 million in 2015, an increase of $62.2 million, or 34%, over non-compensation operating expenses of $181.3 million in 2014. Non-compensation operating expenses increased compared to 2014 primarily driven by the acquisition of ISI, as well as increased headcount, increased new business costs associated with higher levels of global transaction activity and higher professional fees. Non-compensation operating expenses for 2015 included execution and clearing costs of $18.7 million, compared to $5.5 million for 2014.
Total Other Expenses of $148.1 million in 2015 included compensation costs associated with the vesting of LP Units and Interests and certain other awards of $83.7 million, primarily related to Evercore LP units and interests granted in conjunction with the acquisition of ISI, other acquisition related compensation costs of $1.5 million, Special Charges of $41.1 million, primarily related to an impairment charge associated with the impairment of goodwill in our Institutional Asset Management reporting unit, Acquisition and Transition costs of $4.9 million, changes to the fair value of contingent consideration of $2.7 million and intangible asset and other amortization of $14.1 million. Total Other Expenses of $25.4 million in 2014 included compensation costs associated with the vesting of LP Units and certain other awards of $3.4 million, other acquisition related compensation costs of $7.9 million, Special Charges of $4.9 million, Professional Fees of $1.7 million, Acquisition and Transition costs of $4.7 million and intangible asset and other amortization of $2.8 million.
As a result of the factors noted above, Employee Compensation and Benefits Expense as a percentage of Net Revenues was 64% for the year ended December 31, 2015, compared to 60% for the year ended December 31, 2014.
Income from Equity Method Investments was $6.1 million in 2015, an increase of 17% as compared to $5.2 million in 2014. The increase was a result of an increase in earnings from ABS and G5 ǀ Evercore.
The provision for income taxes in 2015 was $77.0 million, which reflected an effective tax rate of 57%. The provision for income taxes in 2014 was $68.8 million, which reflected an effective tax rate of 39%. The provision for income taxes for 2015 and 2014 reflects the effect of certain nondeductible expenses, including expenses related to Class E LP Units, Class G and H LP Interests and the equity interest issued by Atalanta Sosnoff in 2015, as well as the noncontrolling interest associated with LP Units and other adjustments.
Noncontrolling Interest was $14.8 million in 2015 compared to $20.5 million in 2014.
Impairment of Assets
Investments
During the fourth quarter of 2016, following the retirement of the founding member of Atalanta Sosnoff, we performed an assessment of the carrying value of our equity interest in Atalanta Sosnoff for other-than-temporary impairment in accordance with ASC 323-10, "Investments - Equity Method and Joint Ventures" ("ASC 323-10").
In determining the fair value of our investment, we utilized both a market multiple approach and a discounted cash flow methodology based on the adjusted cash flows from operations. The market multiple approach included applying the average earnings multiples of comparable public companies, multiplied by the forecasted earnings of Atalanta Sosnoff, to yield an estimate of fair value. The discounted cash flow methodology began with the forecasted cash flows of Atalanta Sosnoff and applied a discount rate of 15.5%, which reflected the weighted average cost of capital adjusted for the risks inherent in the future cash flows. The forecast inherent in the valuation assumes growth in revenues and earnings by the end of 2018, and, over the longer term, assumes a compound annual growth rate in revenues of 6% from the trailing twelve month period ended November 30, 2016.
As a result of the above analysis, we determined that the fair value of our investment in Atalanta Sosnoff was less than its carrying value as of November 30, 2016. We concluded this loss in value was other-than-temporary. Accordingly, we recorded an impairment charge of $8.1 million, in Special Charges on the Consolidated Statement of Operations for the year ended December 31, 2016, resulting in an investment in Atalanta Sosnoff at its fair value of $14.7 million as of November 30, 2016. This charge resulted in a decrease of $4.0 million to Net Income Attributable to Evercore Inc. (after adjustments for noncontrolling interest and income taxes) for the year ended December 31, 2016.
Goodwill
At November 30, 2016, in accordance with ASC 350, "Intangibles - Goodwill and Other" ("ASC 350"), we performed our annual Goodwill impairment assessment. We concluded that the fair value of our reporting units substantially exceeded their carrying values as of November 30, 2016.

During the third quarter of 2015, the Institutional Asset Management reporting unit was impacted by adverse market and operating conditions, including a decline in AUM that was greater than anticipated at the time of our previous Step 1 impairment assessment, investment performance below benchmarks and lower market multiples for asset managers in response to market volatility during the third quarter. As a result, we determined that the Step 1 impairment assessment criteria were satisfied, as contemplated by ASC 350 for the goodwill in our Institutional Asset Management reporting unit as of August 31, 2015.
In determining the fair value of this reporting unit, we utilized both a market multiple approach and a discounted cash flow methodology based on the adjusted cash flows from operations. As a result of the analysis, we determined that the fair value of the Institutional Asset Management reporting unit was less than its carrying value as of August 31, 2015. As a result, during the third quarter of 2015, we began a Step 2 impairment assessment, which was completed during the fourth quarter of 2015. We recorded a goodwill impairment charge of $28.5 million in the Investment Management segment, which is included within Special Charges on the Consolidated Statement of Operations for the year ended December 31, 2015. This charge resulted in a decrease of $9.8 million to Net Income Attributable to Evercore Inc. (after adjustments for noncontrolling interest and income taxes) for the year ended December 31, 2015.

Business Segments
The following data presents revenue, expenses and contributions from our equity method investments by business segment.
Investment Banking
The following table summarizes the operating results of the Investment Banking segment.

	For the Years Ended December 31,			Change
	2016	2015	2014	2016 v. 2015	2015 v. 2014
	(dollars in thousands)
Revenues
Investment Banking Revenue:
Advisory Fees	$1,096,829	$865,494	$727,678	27%	19%
Commissions and Related Fees	231,005	228,229	65,580	1%	248%
Underwriting Fees	36,264	40,137	28,101	(10%)	43%
Total Investment Banking Revenue (1)	1,364,098	1,133,860	821,359	20%	38%
Other Revenue, net (2)	(239)	(2,945)	(1,722)	92%	(71%)
Net Revenues	1,363,859	1,130,915	819,637	21%	38%
Expenses
Operating Expenses	1,020,327	869,301	632,927	17%	37%
Other Expenses	92,172	108,739	25,109	(15%)	333%
Total Expenses	1,112,499	978,040	658,036	14%	49%
Operating Income (3)	251,360	152,875	161,601	64%	(5%)
Income from Equity Method Investments	1,370	978	495	40%	98%
Pre-Tax Income	$252,730	$153,853	$162,096	64%	(5%)

(1)	Includes client related expenses of $24.5 million, $22.6 million and $17.7 million for the years ended December 31, 2016, 2015 and 2014, respectively.

(2)
Includes interest expense on the Notes Payable, subordinated borrowings and the line of credit of $9.6 million, $6.0 million and $4.5 million for the years ended December 31, 2016, 2015 and 2014, respectively.

(3)	Includes Noncontrolling Interest of $2.5 million, $2.0 million and ($2.9) million for the years ended December 31, 2016, 2015 and 2014, respectively.

For 2016, the dollar value of North American announced and completed M&A activity decreased 16% and 2%, respectively, compared to 2015, while the dollar value of Global announced and completed M&A activity for 2016 decreased 15% and 2%, respectively, compared to 2015:

	For the Years Ended December 31,			Change
	2016	2015	2014	2016 v. 2015	2015 v. 2014
Industry Statistics ($ in billions) *
Value of North American M&A Deals Announced	$1,745	$2,066	$1,469	(16%)	41%
Value of North American M&A Deals Completed	$1,575	$1,601	$1,267	(2%)	26%
Value of Global M&A Deals Announced	$3,651	$4,311	$3,237	(15%)	33%
Value of Global M&A Deals Completed	$3,238	$3,292	$2,565	(2%)	28%
Evercore Statistics **
Total Number of Advisory Client Transactions	568	484	418	17%	16%
Investment Banking Fees of at Least $1 million from Advisory Client Transactions	246	180	173	37%	4%

*	Source: Thomson Reuters January 5, 2017

**	Includes revenue generating clients only
Investment Banking Results of Operations
2016 versus 2015
Net Investment Banking Revenues were $1.364 billion in 2016 compared to $1.131 billion in 2015, which represented an increase of 21%. We earned advisory fees from 568 clients in 2016 compared to 484 in 2015, representing a 17% increase. We had 246 fees in excess of $1.0 million in 2016, compared to 180 in 2015, representing a 37% increase. The increase in revenues from 2015 primarily reflects an increase of $231.3 million, or 27%, in Advisory fees, principally driven by higher volume and value of deals in our U.S. and U.K. businesses reflecting increased market share, and an increase of $2.8 million, or 1%, in our Commissions and Related Fees, principally driven by higher trading volumes which occurred in lower priced automated execution channels at Evercore ISI. These increases were partially offset by a decrease of $3.9 million, or 10%, in Underwriting Fees, principally related to market conditions during 2016.
Operating Expenses were $1.020 billion in 2016 compared to $869.3 million in 2015, an increase of $151.0 million, or 17%. Employee Compensation and Benefits Expense, as a component of Operating Expenses, was $780.3 million in 2016, as compared to $648.9 million in 2015, an increase of $131.4 million, or 20%. The increase was primarily due to increased compensation costs resulting from the expansion of our businesses, including costs from share-based and other deferred and incentive compensation arrangements, as well as increased annual incentive compensation related to the 21% increase in Net Revenues. Non-compensation expenses, as a component of Operating Expenses, were $240.0 million in 2016, as compared to $220.4 million in 2015, an increase of $19.6 million, or 9%. Non-compensation operating expenses increased from the prior year primarily driven by increased headcount within the business, increased new business costs associated with higher levels of global transaction activity and higher professional fees.
Other Expenses of $92.2 million in 2016 included compensation costs associated with the vesting of LP Units and Interests and certain other awards of $80.8 million, primarily related to Evercore LP Units and Interests granted in conjunction with the acquisition of ISI, Acquisition and Transition Costs of ($0.7) million, primarily reflecting the reversal of a provision for certain settlements in 2016 previously established in the fourth quarter of 2015, changes to the fair value of contingent consideration of $1.1 million and intangible asset and other amortization of $10.9 million. Other Expenses of $108.7 million in 2015 included compensation costs associated with the vesting of LP Units and Interests and certain other awards of $83.7 million, primarily related to Evercore LP Units and Interests granted in conjunction with the acquisition of ISI, other acquisition related compensation costs of $1.5 million, Special Charges of $2.2 million, Acquisition and Transition Costs of $4.9 million, changes to the fair value of contingent consideration of $2.7 million and intangible asset and other amortization of $13.8 million.

2015 versus 2014
Net Investment Banking Revenues were $1.131 billion in 2015 compared to $819.6 million in 2014, which represented an increase of 38%. We earned advisory fees from 484 client transactions in 2015 compared to 418 in 2014, representing a 16% increase. We had 180 fees in excess of $1.0 million in 2015, compared to 173 in 2014, representing a 4% increase. The increase in revenues from 2014 primarily reflects an increase in our Commissions and Related Fees following our acquisition of ISI on October 31, 2014 and an increase of 19% in Advisory Fees, principally driven by higher volume and value of deals in our U.S. and U.K. businesses. Underwriting fees increased 43% from 2014 primarily due to an increase in fees from our U.S. and Mexico businesses.
Operating Expenses were $869.3 million in 2015 compared to $632.9 million in 2014, an increase of $236.4 million, or 37%. Employee Compensation and Benefits Expense, as a component of Operating Expenses, was $648.9 million in 2015, as compared to $481.3 million in 2014, an increase of $167.6 million, or 35%. The increase was primarily due to the acquisition of ISI and other increased compensation costs resulting from the expansion of our businesses, and higher costs from share-based and other deferred compensation arrangements. Non-compensation expenses, as a component of Operating Expenses, were $220.4 million in 2015, as compared to $151.6 million in 2014, an increase of $68.8 million, or 45%. Non-compensation operating expenses increased from the prior year primarily driven by the acquisition of ISI, as well as increased headcount within the business, increased new business costs associated with higher levels of global transaction activity and higher professional fees.
Other Expenses of $108.7 million in 2015 included compensation costs associated with the vesting of LP Units and Interests and certain other awards of $83.7 million, primarily related to Evercore LP units and interests granted in conjunction with the acquisition of ISI, other acquisition related compensation costs of $1.5 million, Special Charges of $2.2 million, Acquisition and Transition costs of $4.9 million, changes to the fair value of contingent consideration of $2.7 million and intangible asset and other amortization of $13.8 million. Other Expenses of $25.1 million in 2014 included compensation costs associated with the vesting of LP Units and certain other awards of $3.4 million, other acquisition related compensation costs of $7.9 million, Special Charges of $4.9 million, Professional Fees of $1.7 million, Acquisition and Transition costs of $4.7 million and intangible asset and other amortization of $2.5 million.

Investment Management
The following table summarizes the operating results of the Investment Management segment.

	For the Years Ended December 31,			Change
	2016	2015	2014	2016 v. 2015	2015 v. 2014
	(dollars in thousands)
Revenues
Investment Advisory and Management Fees:
Wealth Management	$36,411	$34,659	$30,827	5%	12%
Institutional Asset Management	24,286	46,100	45,872	(47%)	—%
Private Equity	3,674	5,603	8,127	(34%)	(31%)
Total Investment Advisory and Management Fees	64,371	86,362	84,826	(25%)	2%
Realized and Unrealized Gains:
Institutional Asset Management	3,820	3,681	6,067	4%	(39%)
Private Equity	7,616	5,086	7,858	50%	(35%)
Total Realized and Unrealized Gains	11,436	8,767	13,925	30%	(37%)
Investment Management Revenue (1)	75,807	95,129	98,751	(20%)	(4%)
Other Revenue, net (2)	386	(2,771)	(2,530)	NM	(10%)
Net Investment Management Revenues	76,193	92,358	96,221	(18%)	(4%)
Expenses
Operating Expenses	57,379	77,231	86,547	(26%)	(11%)
Other Expenses (3)	9,000	39,332	328	(77%)	NM
Total Expenses	66,379	116,563	86,875	(43%)	34%
Operating Income (Loss) (4)	9,814	(24,205)	9,346	NM	NM
Income from Equity Method Investments (5)	5,271	5,072	4,685	4%	8%
Pre-Tax Income (Loss)	$15,085	$(19,133)	$14,031	NM	NM

(1)	Includes client related expenses of $0.9 million, $0.07 million and $0.05 million for the years ended December 31, 2016, 2015 and 2014, respectively.

(2)	Includes interest expense on the Notes Payable and the line of credit of $0.7 million, $3.6 million and $3.8 million for the years ended December 31, 2016, 2015 and 2014, respectively.

(3)
Includes an impairment charge associated with the impairment of our equity method investment in Atalanta Sosnoff of $8.1 million for the year ended December 31, 2016. Includes an impairment charge associated with the impairment of goodwill in our Institutional Asset Management reporting unit of $28.5 million and charges of $7.1 million related to the restructuring of our investment in Atalanta Sosnoff for the year ended December 31, 2015.

(4)	Includes Noncontrolling Interest of $2.9 million, $4.0 million and $4.0 million for the years ended December 31, 2016, 2015 and 2014, respectively.

(5)	Equity in G5 ǀ Evercore, ABS and Atalanta Sosnoff (after its deconsolidation on December 31, 2015) is classified as Income from Equity Method Investments.
Investment Management Results of Operations
Our Wealth Management business includes the results of EWM and ETCDE. Our Institutional Asset Management business includes the results of ETC, ECB and Atalanta Sosnoff (prior to its deconsolidation on December 31, 2015). Fee-based revenues from EWM, Atalanta Sosnoff and ECB are primarily earned on a percentage of AUM, while ETC and ETCDE primarily earn fees from negotiated trust services and fiduciary consulting arrangements.
On July 19, 2016, the Company and the principals of its Mexican Private Equity business entered into an agreement to transfer ownership of its Mexican Private Equity business and related entities to Glisco. This transaction closed on September 30, 2016. See Note 4 to our consolidated financial statements for further information.

Prior to the Glisco transaction, we earned management fees on Glisco II and Glisco III of 2.25% and 2.0%, respectively, per annum of committed capital during its investment period, and 2.25% and 2.0%, respectively, per annum on net funded capital thereafter. In addition, the general partner of the private equity funds earned carried interest of 20% based on the fund's performance, provided it exceeds preferred return hurdles to its limited partners. We owned 8%-9% of the carried interest earned by the general partner of ECP II up until the fund's termination on December 31, 2014. A significant portion of any gains recognized related to ECP II, Glisco II and Glisco III, and any carried interest recognized by them, were distributed to certain of our private equity professionals.
In the event the private equity funds perform below certain thresholds we may be obligated to repay certain carried interest previously distributed. As of December 31, 2016, we had $1.4 million of previously distributed carried interest that may be subject to repayment.
We made investments accounted for under the equity method of accounting in G5 ǀ Evercore and ABS during the fourth quarters of 2010 and 2011, respectively, the results of which are included within Income from Equity Method Investments. On December 31, 2015, we amended the Operating Agreement of Atalanta Sosnoff, resulting in the deconsolidation of its assets and liabilities, and we accounted for its interest as an equity method investment from that date forward.
Assets Under Management
AUM for our Investment Management businesses of $8.0 billion at December 31, 2016 decreased compared to $8.2 billion at December 31, 2015. The amounts of AUM presented in the table below reflect the assets for which we charge a management fee. These assets reflect the fair value of assets managed on behalf of Institutional Asset Management and Wealth Management clients, and the amount of either the invested or committed capital of the Private Equity funds. As defined in ASC 820, "Fair Value Measurements and Disclosures" ("ASC 820"), valuations performed for Level I investments are based on quoted prices obtained from active markets generated by third parties and Level II investments are valued through the use of models based on either direct or indirect observable inputs in the use of models or other valuation methodologies performed by third parties to determine fair value. For both the Level I and Level II investments, we obtain both active quotes from nationally recognized exchanges and third-party pricing services to determine market or fair value quotes, respectively. For Level III investments, pricing inputs are unobservable for the investment and includes situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation. Wealth Management maintained 64% of Level I investments, 32% of Level II investments and 4% of Level III investments as of December 31, 2016 and 66% of Level I investments and 34% of Level II investments as of December 31, 2015. Institutional Asset Management maintained 82% and 87% of Level I investments and 18% and 13% of Level II investments as of December 31, 2016 and 2015, respectively. As noted above, Private Equity AUM is not presented at fair value, but reported at either invested or committed capital in line with fee arrangements.
The fees that we receive for providing investment advisory and management services are primarily driven by the level and composition of AUM. Accordingly, client flows, market movements, foreign currency fluctuations and changes in our product mix will impact the level of management fees we receive from our investment management businesses. Fees vary with the type of assets managed and the channel in which they are managed, with higher fees earned on equity assets, alternative investment funds, such as hedge funds and private equity funds, and lower fees earned on fixed income and cash management products. Clients will increase or reduce the aggregate amount of AUM that we manage for a number of reasons, including changes in the level of assets that they have available for investment purposes, their overall asset allocation strategy, our relative performance versus competitors offering similar investment products and the quality of our service. The fees we earn are also impacted by our investment performance, as the appreciation or depreciation in the value of the assets that we manage directly impacts our fees.
The following table summarizes AUM activity for the years ended December 31, 2016 and 2015:

	Wealth Management	Institutional Asset Management	Private Equity	Total
	(dollars in millions)
Balance at December 31, 2014	$5,665	$8,067	$316	$14,048
Inflows	1,024	1,805	1	2,830
Outflows	(446)	(2,739)	(13)	(3,198)
Deconsolidation of Atalanta Sosnoff (December 31, 2015)	—	(5,297)	—	(5,297)
Market Appreciation (Depreciation)	(34)	(181)	—	(215)
Balance at December 31, 2015	$6,209	$1,655	$304	$8,168
Inflows	933	1,800	—	2,733
Outflows	(834)	(1,471)	—	(2,305)
Transfer of Ownership of Mexican Private Equity Business (September 30, 2016)	—	—	(304)	(304)
Market Appreciation (Depreciation)	165	(458)	—	(293)
Balance at December 31, 2016	$6,473	$1,526	$—	$7,999

Unconsolidated Affiliates - Balance at December 31, 2016:
Atalanta Sosnoff	$—	$5,103	$—	$5,103
G5 ǀ Evercore	$1,735	$—	$—	$1,735
ABS	$—	$4,776	$—	$4,776

The following table represents the composition of our AUM for Wealth Management and Institutional Asset Management as of December 31, 2016:

	Wealth Management	Institutional Asset Management
Equities	55%	19%
Fixed Income	32%	81%
Liquidity (1)	8%	—%
Alternatives	5%	—%
Total	100%	100%
(1) Includes cash, cash equivalents and U.S. Treasury securities.
Our Wealth Management business serves individuals, families and related institutions delivering customized investment management, financial planning, and trust and custody services. Investment portfolios are tailored to meet the investment objectives of individual clients and reflect a blend of equity, fixed income and other products. Fees charged to clients reflect the composition of the assets managed and the services provided. Investment performance in the Wealth Management businesses is measured against appropriate indices based on the AUM, most frequently the S&P 500 and a composite fixed income index principally reflecting BarCap and MSCI indices.
In 2016, AUM for Wealth Management increased 4%, reflecting a 2% increase due to flows and a 2% increase due to market appreciation. Wealth Management lagged the S&P 500 on a 1 and 3 year basis by 7% and 2%, respectively, during the period and outperformed the fixed income composite on a 1 and 3 year basis by 50 basis points and 10 basis points, respectively. For the period, the S&P 500 was up 12%, while the fixed income composite decreased by 1%.
In 2015, AUM for Wealth Management increased 10%, reflecting a 10% increase due to flows, partially offset by a slight decrease due to market depreciation. Wealth Management lagged the S&P 500 on a 1 year basis by 3% and outperformed the S&P 500 on a 3 year basis by 2% during the period and lagged the fixed income composite on a 1 year basis by 40 bps and tracked the fixed income composite on a 3 year basis. For the period, the S&P 500 was up 1%, while the fixed income composite increased by 3%.
Our Institutional Asset Management business reflects assets managed by ECB and reflected assets managed by Atalanta Sosnoff prior to its deconsolidation on December 31, 2015. ECB primarily manages Mexican Government and corporate fixed income securities, as well as equity products. ECB utilizes the IPC Index, which is a capitalization weighted index of leading equities traded on the Mexican Stock Exchange and the Cetes 28 Index, which is an index of Treasury Bills issued by the Mexican Government, as benchmarks in reviewing their performance and managing their investment decisions.
In 2016, AUM for Institutional Asset Management decreased 8%, reflecting a 28% decrease due to market depreciation, partially offset by a 20% increase due to flows. ECB's AUM decrease from market depreciation primarily reflects the impact of the fluctuation of foreign currency.
In 2015, AUM for Institutional Asset Management decreased 79%, primarily reflecting a 66% decrease due to the deconsolidation of Atalanta Sosnoff on December 31, 2015, as well as an 11% decrease due to flows and a 2% decrease due to market depreciation. ECB's AUM decrease primarily reflects the impact of the fluctuation of foreign currency and net outflows.
Our Private Equity business included the assets of funds which our Private Equity professionals managed. These funds included ECP II (terminated on December 31, 2014), and the Discovery Fund, Glisco II and Glisco III prior to the closing of the Glisco transaction on September 30, 2016. See Note 9 to our consolidated financial statements for further information.
AUM from our unconsolidated affiliates decreased 3% from December 31, 2015, primarily related to negative performance in Atalanta Sosnoff and ABS.
2016 versus 2015
Net Investment Management Revenues were $76.2 million in 2016, compared to $92.4 million in 2015. Investment Advisory and Management Fees earned from the management of client portfolios and other investment advisory services decreased 25% from 2015, primarily reflecting a decrease in Institutional Asset Management fees related to our deconsolidation of Atalanta Sosnoff (which reflected Net Revenues of $21.6 million for the year ended December 31, 2015), partially offset by higher fees in Wealth Management of $1.8 million related to growth in AUM. Fee-based revenues included $0.3 million of revenues from performance fees during 2016 compared to $0.9 million during 2015. Realized and Unrealized Gains increased 30% from the prior year primarily resulting from higher gains and performance fees in our private equity funds. Income from Equity Method Investments increased from 2015 primarily as a result of the inclusion of Atalanta Sosnoff's earnings in 2016.
Operating Expenses were $57.4 million in 2016, as compared to $77.2 million in 2015, a decrease of $19.9 million, or 26%, primarily reflecting the deconsolidation of Atalanta Sosnoff (which reflected expenses of $20.2 million for the year ended December 31, 2015). Employee Compensation and Benefits Expense, as a component of Operating Expenses, was $39.5 million in 2016, as compared to $54.1 million in 2015, a decrease of $14.6 million, or 27%. Non-compensation expenses, as a component of Operating Expenses, were $17.9 million in 2016, as compared to $23.1 million in 2015, a decrease of $5.2 million, or 23%.
Other Expenses of $9.0 million in 2016 included Special Charges of $8.1 million, related to an impairment charge associated with the impairment of our investment in Atalanta Sosnoff, Acquisition and Transition Costs of $0.8 million and intangible asset and other amortization of $0.1 million. Other Expenses of $39.3 million in 2015 primarily included Special Charges of $28.5 million related to an impairment charge associated with the impairment of goodwill in our Institutional Asset Management reporting unit. See "Impairment of Assets" above for further information.
2015 versus 2014
Net Investment Management Revenues were $92.4 million in 2015, compared to $96.2 million in 2014. Investment Advisory and Management Fees earned from the management of client portfolios and other investment advisory services increased 2% from 2014, primarily reflecting an increase in AUM in Wealth Management, partially offset by a decrease in Private Equity fees. Fee-based revenues included $0.9 million of revenues from performance fees during 2015 compared to $0.2 million during 2014. Realized and Unrealized Gains decreased 37% from the prior year primarily resulting from lower gains in our private equity funds and Institutional Asset Management. Income from Equity Method Investments increased from 2014 as a result of an increase in earnings from our investments in ABS and G5 ǀ Evercore.
Operating Expenses were $77.2 million in 2015, as compared to $86.5 million in 2014, a decrease of $9.3 million, or 11%. Employee Compensation and Benefits Expense, as a component of Operating Expenses, was $54.1 million in 2015, as compared to $56.9 million in 2014, a decrease of $2.8 million, or 5%. Non-compensation expenses, as a component of Operating Expenses, were $23.1 million in 2015, as compared to $29.7 million in 2014, a decrease of $6.6 million, or 22%.

Other Expenses of $39.3 million in 2015 primarily included special charges of $28.5 million related to an impairment charge associated with the impairment of goodwill in our Institutional Asset Management reporting unit. See "Impairment of Assets" above for further information. Other Expenses of $0.3 million in 2014 were related to intangible asset amortization.
Cash Flows
Our operating cash flows are primarily influenced by the timing and receipt of investment banking and investment management fees, and the payment of operating expenses, including bonuses to our employees and interest expense on our repurchase agreements, Notes Payable, subordinated borrowings and the line of credit. Investment Banking advisory fees are generally collected within 90 days of billing. However, placement fees may be collected within 180 days of billing, with certain fees being collected in a period exceeding one year. Commissions earned from our agency trading activities are generally received from our clearing broker within 11 days. Fees from our Wealth Management and Institutional Asset Management businesses are generally billed and collected within 90 days. We traditionally pay a substantial portion of incentive compensation to personnel in the Investment Banking business and to executive officers during the first three months of each calendar year with respect to the prior year's results. Our investing and financing cash flows are primarily influenced by activities to deploy capital to fund investments and acquisitions, raise capital through the issuance of stock or debt, repurchase of outstanding Class A Shares, and/or noncontrolling interest in Evercore LP, as well as our other subsidiaries, payment of dividends and other periodic distributions to our stakeholders. We generally make dividend payments and other distributions on a quarterly basis. We periodically draw down on our line of credit to balance the timing of our operating, investing and financing cash flow needs. A summary of our operating, investing and financing cash flows is as follows:

	For the Years Ended December 31,
	2016	2015	2014
	(dollars in thousands)
Cash Provided By (Used In)
Operating activities:
Net income	$148,512	$57,690	$107,371
Non-cash charges	307,648	271,691	147,857
Other operating activities	(34,591)	38,290	(3,994)
Operating activities	421,569	367,671	251,234
Investing activities	(48,504)	(26,117)	25,035
Financing activities	(237,958)	(234,623)	(214,857)
Effect of exchange rate changes	(25,347)	(10,327)	(7,705)
Net Increase in Cash and Cash Equivalents	109,760	96,604	53,707
Cash and Cash Equivalents
Beginning of Period	448,764	352,160	298,453
End of Period	$558,524	$448,764	$352,160
2016. Cash and Cash Equivalents were $558.5 million at December 31, 2016, an increase of $109.8 million versus Cash and Cash Equivalents of $448.8 million at December 31, 2015. Operating activities resulted in a net inflow of $421.6 million, primarily related to earnings. Cash of $48.5 million was used in investing activities primarily related to net purchases of marketable securities, purchases of furniture, equipment and leasehold improvements and an increase in restricted cash. Financing activities during the period used cash of $238.0 million, primarily for the payment of dividends and distributions to noncontrolling interest holders, treasury stock purchases and the repayment of the outstanding borrowings under the senior credit facility with Mizuho Bank, Ltd. ("Mizuho"), partially offset by the issuance of the Private Placement Notes.
2015. Cash and Cash Equivalents were $448.8 million at December 31, 2015, an increase of $96.6 million versus Cash and Cash Equivalents of $352.2 million at December 31, 2014. Operating activities resulted in a net inflow of $367.7 million, primarily related to earnings. Cash of $26.1 million was used in investing activities primarily related to purchases of furniture, equipment and leasehold improvements and net purchases of marketable securities and corporate investments, partially offset by distributions from private equity investments. Financing activities during the period used cash of $234.6 million, primarily for the payment of dividends and distributions to noncontrolling interest holders, as well as treasury stock purchases.

2014. Cash and Cash Equivalents were $352.2 million at December 31, 2014, an increase of $53.7 million versus Cash and Cash Equivalents of $298.5 million at December 31, 2013. Operating activities resulted in a net inflow of $251.2 million, primarily related to earnings. Cash of $25.0 million was provided by investing activities primarily related to cash acquired from acquisitions and net proceeds from maturities and sales of marketable securities, partially offset by investments purchased and purchases of furniture, equipment and leasehold improvements. Financing activities during the period used cash of $214.9 million, primarily for the payment of dividends and distributions to noncontrolling interest holders, as well as treasury stock and noncontrolling interest purchases.
Liquidity and Capital Resources
General
Our current assets include Cash and Cash Equivalents, Marketable Securities and Accounts Receivable relating to Investment Banking and Investment Management revenues. Our current liabilities include accrued expenses, accrued employee compensation and short-term borrowings. We traditionally have made payments for employee bonus awards and year-end distributions to partners in the first quarter of the year with respect to the prior year's results. In addition, payments in respect of deferred cash compensation arrangements are also made in the first quarter. From time to time, advances may also be made in satisfaction of commitments to new employees, at or near the date they begin employment. Cash distributions related to partnership tax allocations are made to the partners of Evercore LP and EWM in accordance with our corporate estimated payment calendar; these payments are made prior to the end of each calendar quarter. In addition, dividends on Class A Shares, and related distributions to partners of Evercore LP, are paid when and if declared by the Board of Directors, which is generally quarterly.
We regularly monitor our liquidity position, including cash, other significant working capital, current assets and liabilities, long-term liabilities, lease commitments and related fixed assets, principal investment commitments related to our Investment Management business, dividends on Class A Shares, partnership distributions and other capital transactions, as well as other matters relating to liquidity and compliance with regulatory requirements. Our liquidity is highly dependent on our revenue stream from our operations, principally from our Investment Banking business, which is a function of closing transactions and earning success fees, the timing and realization of which is irregular and dependent upon factors that are not subject to our control. Our revenue stream funds the payment of our expenses, including annual bonus payments, a portion of which are guaranteed, deferred compensation arrangements, interest expense on our repurchase agreements, Notes Payable, subordinated borrowings, the line of credit and other financing arrangements and income taxes. Payments made for income taxes may be reduced by deductions taken for the increase in tax basis of our investment in Evercore LP. These tax deductions, when realized, require payment under our long-term liability, Amounts Due Pursuant to Tax Receivable Agreements. We intend to fund these payments from cash and cash equivalents on hand, principally derived from cash flows from operations. These tax deductions, when realized, will result in cash otherwise required to satisfy tax obligations becoming available for other purposes. Our Management Committee meets regularly to monitor our liquidity and cash positions against our short and long-term obligations, as well as our capital requirements and commitments. The result of this review contributes to management's recommendation to the Board of Directors as to the level of quarterly dividend payments, if any.
As a financial services firm, our businesses are materially affected by conditions in the global financial markets and economic conditions throughout the world. Revenue generated by our advisory activities is related to the number and value of the transactions in which we are involved. In addition, revenue related to our equities business is driven by market volumes. During periods of unfavorable market or economic conditions, the number and value of M&A transactions, as well as market volumes in equities, generally decrease, and they generally increase during periods of favorable market or economic conditions. Restructuring activity generally is counter-cyclical to M&A activity. In addition, during periods of unfavorable market conditions our Investment Management business may be impacted by reduced equity valuations and generate relatively lower revenue because fees we receive, either directly or through our affiliates, typically are in part based on the market value of underlying publicly-traded securities. Our profitability may also be adversely affected by our fixed costs and the possibility that we would be unable to scale back other costs within a time frame and in an amount sufficient to match any decreases in revenue relating to changes in market and economic conditions. Reduced equity valuations resulting from future adverse economic events and/or market conditions may impact our performance and may result in future net redemptions of AUM from our clients, which would generally result in lower revenues and cash flows. These adverse conditions could also have an impact on our goodwill impairment assessment, which is done annually, as of November 30th, or more frequently if circumstances indicate impairment may have occurred.
Changes in regulation, market structure or business activity arising from the ongoing discussions over the U.K.'s implementation of its separation from the EU may have a negative impact on our business operations in the U.K., and globally, over the intermediate term. We will continue to monitor and manage the potential implications of the separation, including assessing opportunities that may arise, as the potential impact on the U.K. and European economy becomes more evident.
We assess our equity method investments for impairment annually, or more frequently if circumstances indicate impairment may have occurred. These circumstances could include unfavorable market conditions or the loss of key personnel of the investee.
For a further discussion of risks related to our business, refer to "Risk Factors" elsewhere in this Form 10-K.
Stock Incentive Plan
During the second quarter of 2016, our stockholders approved the Amended and Restated 2016 Evercore Inc. Stock Incentive Plan. The amended plan, among other things, authorizes an additional 10.0 million shares of our Class A Shares.
Treasury and Noncontrolling Interest Repurchases
We periodically repurchase Class A Shares and/or LP Units into Treasury in order to reduce the dilutive effect of equity awards granted. In addition, we may from time to time, purchase noncontrolling interests in subsidiaries.
In October 2014, our Board of Directors authorized the repurchase of additional Class A Shares and/or LP Units so that going forward Evercore will be able to repurchase an aggregate of seven million Class A Shares and/or LP Units for up to $350.0 million. On April 25, 2016, our Board of Directors authorized the repurchase of additional Class A Shares and/or LP Units so that going forward Evercore will be able to repurchase an aggregate of 7.5 million Class A Shares and/or LP Units for up to $450.0 million. Under this share repurchase program, shares may be repurchased from time to time in open market transactions, in privately-negotiated transactions or otherwise. The timing and the actual amount of shares repurchased will depend on a variety of factors, including legal requirements, price, economic and market conditions and the objective to reduce the dilutive effect of equity awards granted. This program may be suspended or discontinued at any time and does not have a specified expiration date. During 2016, we repurchased 2,407,897 shares/units, at an average cost per share/unit of $48.21, for $116.1 million pursuant to our repurchase program.
In addition, periodically, we buy shares into treasury from our employees in order to allow them to satisfy their minimum tax requirements for share deliveries under our share equity plan. During 2016, we repurchased 1,087,340 shares, at an average cost per share of $47.63 for $51.8 million primarily related to minimum tax withholding requirements of share deliveries.
On January 29, 2016, we purchased, at fair value, all of the noncontrolling interest in ECB for $6.5 million.
Private Placement
On March 30, 2016, we issued an aggregate $170.0 million of senior notes, including: $38.0 million aggregate principal amount of its 4.88% Series A senior notes due 2021 (the "Series A Notes"), $67.0 million aggregate principal amount of its 5.23% Series B senior notes due 2023 (the "Series B Notes"), $48.0 million aggregate principal amount of its 5.48% Series C senior notes due 2026 (the "Series C Notes") and $17.0 million aggregate principal amount of its 5.58% Series D senior notes due 2028 (the "Series D Notes"), pursuant to a note purchase agreement (the "Note Purchase Agreement") dated as of March 30, 2016, among the Company and the purchasers party thereto in a private placement exempt from registration under the Securities Act of 1933.
Interest on the Private Placement Notes is payable semi-annually and the Private Placement Notes are guaranteed by certain of our domestic subsidiaries. The Company may, at its option, prepay all, or from time to time any part of, the Private Placement Notes (without regard to Series), in an amount not less than 5% of the aggregate principal amount of the Private Placement Notes then outstanding at 100% of the principal amount thereof plus an applicable "make-whole amount." Upon the occurrence of a change of control, the holders of the Private Placement Notes will have the right to require the Company to prepay the entire unpaid principal amounts held by each holder of the Private Placement Notes plus accrued and unpaid interest to the prepayment date. The Note Purchase Agreement contains customary covenants, including financial covenants requiring compliance with a maximum leverage ratio, a minimum tangible net worth and a minimum interest coverage ratio, and customary events of default. As of December 31, 2016, we were in compliance with all of these covenants.
We used $120.0 million of the net proceeds from the Private Placement Notes to repay outstanding borrowings under the senior credit facility with Mizuho on March 30, 2016 and used the remaining net proceeds for general corporate purposes.

Lines of Credit
On June 26, 2015, Evercore Partners Services East L.L.C. ("East"), a wholly-owned subsidiary of the Company, increased its line of credit from First Republic Bank to an aggregate principal amount of up to $75.0 million, to be used for working capital and other corporate activities, including, but not limited to, the repurchase of the Company's stock from time to time. This facility was secured by (i) cash and cash equivalents of East held in a designated account with First Republic Bank, (ii) certain of East's intercompany receivables and (iii) third party accounts receivable of EGL. Drawings under this facility bore interest at the prime rate. The facility was renewed on June 26, 2015 and the maturity date was extended to June 27, 2016. On January 15, 2016, the line of credit from First Republic Bank was decreased to an aggregate principal amount of up to $50.0 million. In addition, the agreement was modified to impose similar quarterly financial covenants as the Company agreed to in the senior credit facility with Mizuho executed in November 2015, including (i) a Minimum Consolidated Tangible Net Worth, (ii) a Minimum Unencumbered Liquid Asset Ratio and (iii) a Maximum Consolidated Leverage Ratio. On January 27, 2016, East drew down $50.0 million on this facility. East repaid and terminated its line of credit with First Republic Bank on June 23, 2016.
On June 24, 2016, East entered into a loan agreement with PNC Bank, National Association ("PNC") for a revolving credit facility in an aggregate principal amount of up to $30.0 million, to be used for working capital and other corporate activities. This facility is secured by East's accounts receivable and the proceeds therefrom, as well as certain assets of EGL, including certain of EGL's accounts receivable. In addition, the agreement contains certain reporting covenants as well as certain debt covenants that prohibit East and the Company from incurring other indebtedness subject to specified exceptions. Drawings under this facility bear interest at the prime rate. The facility matures on June 23, 2017, subject to an extension agreed to between East and PNC. On February 2, 2017, East drew down $30.0 million on this facility.

ECB maintains a line of credit with BBVA Bancomer to fund its trading activities on an intra-day and overnight basis. The facility has a maximum aggregate principal amount of approximately $9.7 million and is secured by trading securities. No interest is charged on the intra-day facility. The overnight facility is charged the Inter-Bank Balance Interest Rate plus 10 basis points. There have been no significant draw downs on ECB's line of credit since August 10, 2006. The line of credit is renewable annually.
Other Commitments
We have subordinated borrowings, principally with an executive officer of the Company, due on October 31, 2019. These borrowings have a coupon of 5.5%, payable semi-annually. In April 2016, we repaid $6.0 million of the original borrowings pursuant to a separate agreement. As of December 31, 2016, we had $16.6 million in subordinated borrowings pursuant to these agreements. In February 2017, the Company repaid $6.0 million of the original borrowings.
We have made certain capital commitments with respect to our investment activities, as well as commitments related to contingent consideration from our acquisitions, which are included in the Contractual Obligations section below.
During the first quarter of 2015, in conjunction with the Company entering into a strategic alliance with Luminis, we committed to loan Luminis $5.5 million. We paid Luminis $3.5 million pursuant to the loan agreement during the year ended December 31, 2015. In December 2016, we gave notice of our intent to exercise our call option to purchase a 19% interest in Luminis. As consideration for this transaction, we converted the $3.5 million loan issued to Luminis and transferred an additional $2.0 million of cash during December 2016. Accordingly, we recorded $5.5 million in Other Assets on our Consolidated Statement of Financial Condition as of December 31, 2016. This transaction closed on January 1, 2017 and will be accounted for under the equity method of accounting going forward.
Pursuant to deferred compensation and deferred consideration arrangements, we are obligated to make cash payments in future periods. For further information see Note 17 to our consolidated financial statements.
Certain of our subsidiaries are regulated entities and are subject to capital requirements. For further information see Note 19 to our consolidated financial statements.
Collateralized Financing Activity at ECB
ECB enters into repurchase agreements with clients seeking overnight money market returns whereby ECB transfers to the clients Mexican government securities in exchange for cash and concurrently agrees to repurchase the securities at a future date for an amount equal to the cash exchanged plus a stipulated premium or interest factor. ECB deploys the cash received from, and acquires the securities deliverable to, clients under these repurchase arrangements by purchasing securities in the open market or by entering into reverse repurchase agreements with unrelated third parties. We account for these repurchase and reverse repurchase agreements as collateralized financing transactions. We record a liability on our Consolidated Statements of Financial Condition in relation to repurchase transactions executed with clients as Securities Sold Under Agreements to Repurchase. We record as assets on our Consolidated Statements of Financial Condition, Financial Instruments Owned and Pledged as Collateral at Fair Value (where we have acquired the securities deliverable to clients under these repurchase arrangements by purchasing securities in the open market) and Securities Purchased Under Agreements to Resell (where we have acquired the securities deliverable to clients under these repurchase agreements by entering into reverse repurchase agreements with unrelated third parties). These Mexican government securities included in Financial Instruments Owned and Pledged as Collateral at Fair Value on the Consolidated Statements of Financial Condition have an estimated average time to maturity of approximately 1.4 years, as of December 31, 2016, and are pledged as collateral against repurchase agreements, which are collateralized financing agreements. Generally, collateral is posted equal to the contract value at inception and is subject to market changes. These repurchase agreements are primarily with institutional customer accounts managed by ECB, generally mature within one business day and permit the counterparty to pledge the securities. Increases and decreases in asset and liability levels related to these transactions are a function of growth in ECB's AUM, as well as clients' investment allocations requiring positioning in repurchase transactions.
ECB has procedures in place to monitor the daily risk limits for positions taken, as well as the credit risk based on the collateral pledged under these agreements against their contract value from inception to maturity date. The daily risk measure is Value at Risk, ("VaR"), which is a statistical measure, at a 98% confidence level, of the potential daily losses from adverse market movements in an ordinary market environment based on a historical simulation using the prior year's historical data. ECB's Risk Management Committee ("the Committee") has established a policy to maintain VaR at levels below 0.1% of the value of the portfolio. If at any point in time the threshold is exceeded, ECB personnel are alerted by an automated interface with ECB's trading systems and begin to make adjustments in the portfolio in order to mitigate the risk and bring the portfolio in compliance. Concurrently, ECB personnel must notify the Committee of the variance and the actions taken to reduce the exposure to loss.
In addition to monitoring VaR, ECB periodically performs discrete stress tests ("Stress Tests") to assure that the level of potential losses that would arise from extreme market movements that may not be anticipated by VaR measures are within acceptable levels. The table below includes a key stress test monitored by the Committee, noted as the sensitivity to a 100 basis point change in interest rates. This analysis assists ECB in understanding the impact of an extreme move in rates, assuring the Collateralized Financing portfolio is structured to maintain risk at an acceptable level, even in extreme circumstances.
The Committee meets monthly to analyze the overall market risk exposure based on positions taken, as well as the credit risk, based on the collateral pledged under these agreements against the contract value from inception to maturity date. In these meetings the Committee evaluates risk from an operating perspective, VaR, and an exceptional perspective, Stress Tests, to determine the appropriate level of risk limits in the current environment.
We periodically assess the collectability or credit quality related to securities purchased under agreements to resell.
As of December 31, 2016 and 2015, a summary of ECB's assets, liabilities and risk measures related to its collateralized financing activities is as follows:

	December 31, 2016		December 31, 2015
	Amount	Market Value of Collateral Received or (Pledged)	Amount	Market Value of Collateral Received or (Pledged)
	(dollars in thousands)
Assets
Financial Instruments Owned and Pledged as Collateral at Fair Value	$18,535		$41,742
Securities Purchased Under Agreements to Resell	12,585	$12,601	2,191	$2,192
Total Assets	31,120		43,933
Liabilities
Securities Sold Under Agreements to Repurchase	(31,150)	$(31,155)	(44,000)	$(44,063)
Net Liabilities	$(30)		$(67)
Risk Measures
VaR	$5		$4
Stress Test:
Portfolio sensitivity to a 100 basis point increase in the interest rate	$(9)		$(20)
Portfolio sensitivity to a 100 basis point decrease in the interest rate	$9		$20
Contractual Obligations
The following table summarizes our contractual obligations as of December 31, 2016:

	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(dollars in thousands)
Operating Lease Obligations	$191,693	$33,335	$64,782	$57,540	$36,036
Tax Receivable Agreements	186,310	12,201	24,554	26,792	122,763
Notes Payable and Subordinated Borrowings, Including Interest	256,152	9,847	36,097	54,947	155,261
Investment Banking Commitments	62,448	21,105	40,843	500	—
Investment Management Commitments	4,624	4,624	—	—	—
Total	$701,227	$81,112	$166,276	$139,779	$314,060
We had total commitments (not reflected on our Consolidated Statements of Financial Condition) relating to future capital contributions to private equity funds of $4.6 million and $8.2 million as of December 31, 2016 and 2015, respectively. We expect to fund these commitments with cash flows from operations. We may be required to fund these commitments at any time through June 2023, depending on the timing and level of investments by our private equity funds.
Off-Balance Sheet Arrangements
We do not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any leasing activities that expose us to any liability that is not reflected in our consolidated financial statements.
Market Risk and Credit Risk
We, in general, are not a capital-intensive organization and as such, are not subject to significant market or credit risks. Nevertheless, we have established procedures to assess both the market and credit risk, as well as specific investment risk, exchange rate risk and credit risk related to receivables.

Market and Investment Risk
We hold equity securities and invest in exchange traded funds and mutual funds, principally as an economic hedge against our deferred compensation program. As of December 31, 2016, the fair value of our investments with these products, based on closing prices, was $26.3 million.
We estimate that a hypothetical 10% adverse change in the market value of the investments would have resulted in a decrease in pre-tax income of approximately $2.6 million for the year ended December 31, 2016.
See "-Liquidity and Capital Resources" above for a discussion of collateralized financing transactions at ECB.
Private Equity Funds
Through our principal investments in our private equity funds and our ability to earn carried interest from these funds, we face exposure to changes in the estimated fair value of the companies in which these funds invest. Valuations and analysis regarding our investments in Trilantic and Glisco are performed by their respective professionals, and thus we are not involved in determining the fair value for the portfolio companies of such funds.
We estimate that a hypothetical 10% adverse change in the value of the private equity funds would have resulted in a decrease in pre-tax income of approximately $1.2 million for the year ended December 31, 2016.
Exchange Rate Risk
We have foreign operations, through our subsidiaries and affiliates, primarily in Mexico and the United Kingdom, as well as provide services to clients in other jurisdictions, which creates foreign exchange rate risk. We have not entered into any transactions to hedge our exposure to these foreign exchange fluctuations through the use of derivative instruments or otherwise. An appreciation or depreciation of any of these currencies relative to the U.S. dollar would result in an adverse or beneficial impact to our financial results. A significant portion of our Latin American revenues have been, and will continue to be, derived from contracts denominated in Mexican pesos and Brazilian real and Evercore Partners Limited's revenue and expenses are denominated primarily in British pounds sterling and euro. Historically, the value of these foreign currencies has fluctuated relative to the U.S. dollar. For the year ended December 31, 2016, the net impact of the fluctuation of foreign currencies recorded in Other Comprehensive Income within the Consolidated Statement of Comprehensive Income was ($17.5) million. It is currently not our intention to hedge our foreign currency exposure, and we will reevaluate this policy from time to time.
Credit Risks
We maintain cash and cash equivalents with financial institutions with high credit ratings. At times, we may maintain deposits in federally insured financial institutions in excess of federally insured ("FDIC") limits or enter into sweep arrangements where banks will periodically transfer a portion of the Company's excess cash position to a money market fund. However, we believe that we are not exposed to significant credit risk due to the financial position of the depository institution or investment vehicles in which those deposits are held.
Accounts Receivable consists primarily of advisory fees and expense reimbursements billed to our clients. Receivables are reported net of any allowance for doubtful accounts. We maintain an allowance for doubtful accounts to provide coverage for probable losses from our customer receivables and derive the estimate through specific identification for the allowance for doubtful accounts and an assessment of the client's creditworthiness. As of December 31, 2016 and 2015, total receivables amounted to $230.5 million and $175.5 million, respectively, net of an allowance. The Investment Banking and Investment Management receivables collection periods generally are within 90 days of invoice, with the exception of placement fees, which are generally collected within 180 days of invoice. The collection period for restructuring transactions and private equity fee receivables may exceed 90 days. We recorded minimal bad debt expense for each of the years ended December 31, 2016 and 2015.
With respect to our Marketable Securities portfolio, which is comprised primarily of highly-rated corporate and municipal bonds, exchange traded funds, mutual funds and securities investments, we manage our credit risk exposure by limiting concentration risk and maintaining investment grade credit quality. As of December 31, 2016, we had Marketable Securities of $66.5 million, of which 60% were corporate and municipal securities, primarily with S&P ratings ranging from AAA to BB+.

Critical Accounting Policies and Estimates
The consolidated financial statements included in this report are prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"), which requires management to make estimates and assumptions regarding future events that affect the amounts reported in our consolidated financial statements and their notes, including reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We base these estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ materially from those estimates. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the presentation of our financial condition and results of operations and require management's most difficult, subjective and complex judgments.
Revenue Recognition
Investment Banking Revenue
We earn investment banking fees from our clients for providing advisory services on strategic matters, including mergers, acquisitions, divestitures, leveraged buyouts, restructurings and similar corporate finance matters. It is our accounting policy to recognize revenue when (i) there is persuasive evidence of an arrangement with a client, (ii) fees are fixed or determinable, (iii) the agreed-upon services have been completed and delivered to the client or the transaction or events contemplated in the engagement letter are determined to be substantially completed and (iv) collectability is reasonably assured. We record Investment Banking Revenue on the Consolidated Statements of Operations for the following:
In general, advisory fees are paid at the time we sign an engagement letter, during the course of the engagement or when an engagement is completed. In some circumstances, and as a function of the terms of an engagement letter, we may receive retainer fees for financial advisory services concurrent with, or soon after, the execution of the engagement letter where the engagement letter will specify a future service period associated with that fee. In such circumstances, these retainer fees are initially recorded as deferred revenue, which is recorded within Other Current Liabilities on the Consolidated Statements of Financial Condition, and subsequently recognized as advisory fee revenue in Investment Banking Revenue on the Consolidated Statements of Operations during the applicable time period within which the service is rendered. Revenues related to fairness or valuation opinions are recognized when the opinion has been rendered and delivered to the client and all other requirements for revenue recognition are satisfied. Success fees for advisory services, such as M&A advice, are recognized when the transaction(s) or event(s) are determined to be completed and all other requirements for revenue recognition are satisfied. In the event the Company was to receive an opinion or success fee in advance of the completion conditions noted above, such fee would initially be recorded as deferred revenue and subsequently recognized as advisory fee revenue in Investment Banking Revenue on the Consolidated Statements of Operations when the conditions of completion have been satisfied.
Placement fee revenues are attributable to capital raising on both a primary and secondary basis. We recognize placement advisory fees at the time of the client's acceptance of capital or capital commitments in accordance with the terms of the engagement letter.
Underwriting fees are attributable to public and private offerings of equity and debt securities and are recognized when the offering has been deemed to be completed by the lead manager of the underwriting group, pursuant to applicable regulatory rules. When the offering is completed, we recognize the applicable management fee, selling concession and underwriting fee, the latter net of estimated offering expenses.
Commissions and Related Fees include commissions received from customers on agency-based brokerage transactions in listed and over-the-counter equities and are recorded on a trade-date basis or, in the case of payments under commission sharing arrangements, when earned. Commissions and Related Fees also include subscription fees for the sales of research. Cash received before the subscription period ends is initially recorded as deferred revenue and recognized as advisory fee revenue in Investment Banking Revenue on the Consolidated Statements of Operations over the remaining subscription period.
Investment Management Revenue
Our Investment Management business generates revenues from the management of client assets and the private equity funds.
Investment management fees generated for third-party clients are generally based on the value of the AUM and any performance fees that may be negotiated with the client. These fees are generally recognized over the period that the related services are provided, based upon the beginning, ending or average value of the assets for the relevant period. Fees paid in advance of services rendered are initially recorded as deferred revenue, which is recorded in Other Current Liabilities on the Consolidated Statements of Financial Condition, and is recognized in Investment Management Revenue on the Consolidated Statements of Operations ratably over the period in which the related service is rendered. Generally, to the extent performance fee arrangements have been negotiated, these fees are earned when the return on assets exceeds certain benchmark returns.
Management fees for private equity funds are contractual and are typically based on committed capital during the private equity funds' investment period, and on invested capital thereafter. Management fees are recognized ratably over the period during which services are provided. We also record performance fee revenue from the private equity funds when the returns on the private equity funds' investments exceed certain threshold minimums. These performance fees, or carried interest, are computed in accordance with the underlying private equity funds' partnership agreements and are based on investment performance over the life of each investment partnership. Historically, the Company recorded performance fee revenue from its managed private equity funds when the private equity funds' investment values exceeded certain threshold minimums. During 2014, the Company changed its method of recording performance fees such that the Company records performance fees upon the earlier of the termination of the investment fund or when the likelihood of clawback is mathematically improbable. This method is considered the more preferable of the two methods accepted under ASC 605-20-S99-1. As discussed in Note 4 to our consolidated financial statements, in the third quarter of 2016, we sold our Mexican Private Equity business. As a result, from the fourth quarter of 2016 forward, we are not managing any private equity funds and will receive our share of such fees through the managers in which we hold interests.
Fees for serving as an independent fiduciary and/or trustee are either based on a flat fee or are based on the value of assets under administration. For ongoing engagements, fees are billed quarterly either in advance or in arrears. Fees paid in advance of services rendered are initially recorded as deferred revenue in Other Current Liabilities on the Consolidated Statements of Financial Condition, and are recognized in Investment Management Revenue on the Consolidated Statements of Operations ratably over the period in which the related services are rendered.
Net Interest revenue is derived from investing customer funds in financing transactions. These transactions are primarily repurchases and resales of Mexican government securities. Revenue and expenses associated with these transactions are recognized over the term of the repurchase or resale transaction.
Valuation
The valuation of our investments in securities and of our financial investments in the funds we manage impacts both the carrying value of direct investments and the determination of management and performance fees, including carried interest. Effective January 1, 2008, we adopted ASC 820, which among other things requires enhanced disclosures about financial instruments carried at fair value. See Note 10 to the consolidated financial statements for further information. Level I investments include financial instruments owned and pledged as collateral and readily-marketable equity securities. Level II investments include our investments in corporate and municipal bonds and other debt securities. Level III investments include an equity security in a private company which is accounted for on the cost basis.
We adopted ASC 825, "Financial Instruments," which permits entities the option to measure most financial instruments and certain other items at fair value at specified election dates and to report related unrealized gains and losses in earnings. We have not elected to apply the fair value option to any specific financial assets or liabilities.
Marketable Securities
Investments in corporate and municipal bonds and other debt securities are accounted for as available-for-sale under ASC 320-10, "Accounting for Certain Investments in Debt and Equity Securities". These securities are carried at fair value on the Consolidated Statements of Financial Condition. Unrealized gains and losses are reported as net increases or decreases to Accumulated Other Comprehensive Income (Loss), net of tax, while realized gains and losses on these securities are determined using the specific identification method and are included in Other Revenue on the Consolidated Statements of Operations. We invest in readily-marketable debt and equity securities which are managed by EWM. These securities are valued using quoted market prices on applicable exchanges or markets. The realized and unrealized gains and losses on these securities are included in the Consolidated Statements of Operations in Investment Management Revenue. Marketable Securities also include investments in municipal bonds and exchange traded funds and mutual funds, which are carried at fair value, with changes in fair value recorded in Other Revenue on the Consolidated Statements of Operations.
Marketable Securities transactions are recorded as of the trade date.

Financial Instruments Owned and Pledged as Collateral at Fair Value
Our Financial Instruments Owned and Pledged as Collateral at Fair Value consist principally of foreign government obligations, which are recorded on a trade-date basis and are stated at quoted market values. Related gains and losses are reflected in Other Revenue on the Consolidated Statements of Operations. We pledge our Financial Instruments Owned and Pledged as Collateral at Fair Value to collateralize certain financing arrangements which permits the counterparty to pledge the securities.
Equity Compensation
Share-Based Payments – We account for share-based payments in accordance with Financial Accounting Standards Board issued ASC 718, "Compensation – Stock Compensation" ("ASC 718"). We grant employees performance-based awards that vest upon the occurrence of certain performance criteria being achieved. Compensation cost is accrued if it is probable that the performance condition will be achieved and is not accrued if it is not probable that the performance condition will be achieved. Significant judgment is required in determining the probability that the performance criteria will be achieved. The fair value of awards that vest from one to five years are amortized over the vesting period or requisite substantive service period, as required by ASC 718. See Note 17 to the consolidated financial statements for more information.
Income Taxes
As part of the process of preparing our consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. This process requires us to estimate our actual current tax liability and to assess temporary differences resulting from differing book versus tax treatment of items, such as deferred revenue, compensation and benefits expense, unrealized gains and losses on long-term investments and depreciation. These temporary differences result in deferred tax assets and liabilities, which are included within our Consolidated Statements of Financial Condition. We must then assess the likelihood that deferred tax assets will be recovered from future taxable income, and, to the extent we believe that recovery is not more-likely-than-not, we must establish a valuation allowance. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers the level of historical taxable income, scheduled reversals of deferred taxes, projected future taxable income and tax planning strategies that can be implemented by us in making this assessment. If actual results differ from these estimates or we adjust these estimates in future periods, we may need to adjust our valuation allowance, which could materially impact our consolidated financial condition and results of operations.
The Company adopted ASU No. 2015-17, "Balance Sheet Classification of Deferred Taxes" ("ASU 2015-17") prospectively as of December 31, 2015 and changed its presentation of deferred income tax assets and liabilities on its consolidated statement of financial condition such that the Company classifies all deferred income tax assets and liabilities as noncurrent. Historically, the Company presented deferred income tax assets and liabilities as current and noncurrent on the Consolidated Statements of Financial Condition.
The Company adopted ASU 2016-09 effective January 1, 2017. ASU 2016-09 requires that the tax deduction associated with the appreciation in the Company's share price upon vesting of employee share-based awards above the original grant price be reflected in income tax expense. The application of ASU 2016-09 resulted in excess tax benefits from the delivery of Class A Shares under share-based payment arrangements being recognized prospectively in the Company's Provision for Income Taxes, rather than in Additional Paid-In-Capital under prior U.S. GAAP. The Company used the retrospective transition method for the presentation of excess tax benefits on the Statements of Cash Flows; as such, the Company classified excess tax benefits as an operating activity within Taxes Payable on the Consolidated Statements of Cash Flows.
In addition, in order to determine the quarterly tax rate, we are required to estimate full year pre-tax income and the related annual income tax expense in each jurisdiction. Changes in the geographic mix or estimated level of annual pre-tax income can affect our overall effective tax rate. Furthermore, our interpretation of complex tax laws may impact our measurement of current and deferred income taxes.
ASC 740 provides a benefit recognition model with a two-step approach consisting of "more-likely-than-not" recognition criteria, and a measurement attribute that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. This standard also requires the recognition of liabilities created by differences between tax positions taken in a tax return and amounts recognized in the financial statements. See Note 20 to our consolidated financial statements herein in regard to the impact of the adoption of this standard on the consolidated financial statements.
The majority of the deferred tax assets relate to the U.S. operations of the Company. The realization of the deferred tax assets is primarily dependent on the amount of the Company's historic and projected future taxable income for its U.S. and foreign operations. In 2016 and 2015, we performed an assessment of the ultimate realization of our deferred tax assets and determined that the Company should have sufficient future taxable income in the normal course of business to fully realize the portion of the deferred tax assets associated with its U.S. operations and management has concluded that it is more-likely-than-not the deferred tax assets will be realized.
The Company estimates that Evercore Inc. must generate approximately $852 million of future taxable income to realize the gross deferred tax asset balance of approximately $332 million. The deferred tax balance is expected to reverse over a period ranging of 5 to 15 taxable years. The Company evaluated Evercore Inc.'s historical U.S. taxable income, which has averaged approximately $50 million per year over the past 7 years, as well as the anticipated taxable income of approximately $265 million in 2016, and taxable income in the future, which indicates sufficient taxable income to support the realization of these deferred tax assets. To the extent enough taxable income is not generated in the 15 year estimated reversal period, the Company will have an additional 20 years to utilize any net operating loss carry forwards created, as well as the relevant net operating loss carry back period in effect at the time of a taxable loss.
Impairment of Assets
In accordance with ASC 350, we test Goodwill for impairment annually, as of November 30th, or more frequently if circumstances indicate impairment may have occurred. In this process, we make estimates and assumptions in order to determine the fair value of our reporting units and to project future earnings using valuation techniques. We use our best judgment and information available to us at the time to perform this review. Because our assumptions and estimates are used in projecting future earnings as part of the valuation, actual results could differ. Intangible assets with finite lives are amortized over their estimated useful lives which are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable as prescribed by ASC 360, "Property, Plant, and Equipment."
We test goodwill for impairment at the reporting unit level. In determining the fair value for each reporting unit, we utilize either a market multiple approach and/or a discounted cash flow methodology based on the adjusted cash flows from operations. The market multiple approach includes applying the average earnings multiples of comparable public companies for their respective reporting segment multiplied by the forecasted earnings of the respective reporting unit to yield an estimate of fair value. The discounted cash flow methodology begins with the adjusted cash flows from each of the reporting units and uses a discount rate that reflects the weighted average cost of capital adjusted for the risks inherent in the future cash flows.
In addition to Goodwill and Intangible Assets, we annually assess our Equity Method Investments for impairment (or more frequently if circumstances indicate impairment may have occurred) per ASC 323-10.
We recorded an impairment charge of $8.1 million for the year ended December 31, 2016 related to our Equity Method Investment in Atalanta Sosnoff and concluded there was no impairment of Goodwill, Intangible Assets, or our other Equity Method Investments during the year ended December 31, 2016. This charge resulted in a decrease of $4.0 million to Net Income Attributable to Evercore Inc. (after adjustments for noncontrolling interest and income taxes) for the year ended December 31, 2016. We recorded a Goodwill impairment charge of $28.5 million for the year ended December 31, 2015 related to the Goodwill in our Institutional Asset Management reporting unit and concluded there was no impairment of Intangible Assets and Equity Method Investments during the year ended December 31, 2015. This charge resulted in a decrease of $9.8 million to Net Income Attributable to Evercore Inc. (after adjustments for noncontrolling interest and income taxes) for the year ended December 31, 2015. See Note 4 to our consolidated financial statements for further information.
Recently Issued Accounting Standards
For a discussion of recently issued accounting standards and their impact or potential impact on the Company's consolidated financial statements, see Note 3 to our consolidated financial statements.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk
See "Management's Discussion and Analysis of Financial Condition and Results of Operations – Market Risk and Credit Risk." We do not believe we face any material interest rate risk, foreign currency exchange risk, equity price risk or other market risk except as disclosed in Item 7" – Market Risk and Credit Risk" above.